Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-180507) of Express Scripts Holding Company of our report dated February 20, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effect of the change in reportable segments as discussed in Note 13 and the effects of the revision in the condensed consolidating financial information as discussed in Note 15, as to which the date is June 2, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Express Scripts Holding Company, which appears in this Current Report on Form 8-K dated June 2, 2014.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

June 2, 2014